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                        OVERSEAS FILMGROUP, INC. SUBSIDIARIES


Alien Towers, Inc., a California corporation
Code 99 Productions, Inc., a California corporation
Enough Rope, Inc., a California corporation
Intrastate Film Distributors, Inc., a Delaware corporation
Jacaranda Music, Inc., a Delaware corporation
Overseas Filmgroup (UK) Limited, a corporation organized under the laws of the
  United Kingdom
Positive, Inc., a California corporation
Road to Ruin, Inc., a California corporation
Walrus Pictures, Inc., a California corporation


                     OVERSEAS FILMGROUP (UK) LIMITED SUBSIDIARIES


Elphich Limited, a corporation organized under the laws of the United Kingdom